Exhibit 5.1

Our ref	AEO\642351\2773423v7
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

Chemspec International Limited

3 Lane 1273

Tongpu Road

Shanghai 200333

Peoples’ Republic of China

26 May 2009

Dear Sirs

Chemspec International Limited

We have acted as Cayman Islands legal advisers to Chemspec International Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally confidentially submitted with the Securities and Exchange Commission under the U.S. Securities Act of 1933 filed on 16 July 2008, as amended to date relating to the offering (“IPO”) by the Company of certain American Depositary Shares representing the Company’s shares of par value HK$0.01 each (the “Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 30 May 2006, the Memorandum and Articles of Association of Association of the Company as registered on 30 May 2006 and as amended by a resolution dated 24 August 2006 (the “Pre-IPO M&A”);

1.2	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 25 May 2009 and effective immediately upon completion of the Company’s IPO (the “IPO M&A”);

1.3	the written resolutions of the directors of the Company dated 25 May 2009 (the “Directors’ Resolutions”);

1.4	the written resolutions of the shareholders of the Company dated 25 May 2009 (the “Shareholders’ Resolutions” and together with the Directors’ Resolutions are referred to as the “Resolutions”;

1.5	a certificate from a Director of the Company addressed to this firm dated 25 May 2009, a copy of which is attached hereto (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	the genuineness of all signatures and seals;

2.3	there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing; and

2.4	there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is HK$200,000,000 divided into 20,000,000,000 shares of par value HK$0.01 each;

3.3	the issue and allotment of the Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable; and

3.4.	the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl

Chemspec International Limited

3, Lane 1273, Tongpu Road

Shanghai 200333

People’s Republic of China

25 May 2009

To:	Maples and Calder

53/F, The Center

99 Queen’s Road Central

Central, Hong Kong

Dear Sirs

Chemspec International Limited (the “Company”)

I, Jianhua Yang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	the Pre-IPO M&A remain full force and effect and, except as amended by the Shareholders’ Resolutions adopting the IPO M&A, are otherwise unamended;

2	The Shareholders’ Resolutions were signed by all the shareholders in the manner prescribed in the Articles of Association of the Company;

3	The Directors’ Resolutions were signed by all the directors in the manner prescribed in the Articles of Association of the Company;

4	the authorised share capital of the Company is HK$200,000,000 divided into 20,000,000,000 shares of a nominal or par value of HK$0.01 each;

5	the shareholders of the Company have not restricted or limited the powers of the directors in any way;

6	the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

7	you have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Articles of Association of the Company) and the Certificate of Incorporation, Memorandum and Articles of Association (as adopted on incorporation and as subsequently amended) and statutory registers of the Company; and

8	the shares have been issued as fully paid and non-assessable and the Company has received payment therefore.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms. Alice Ooi) to the contrary.

Signature:	/s/ Jianhua Yang
Director

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